CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) of Sovereign Bancorp, Inc. pertaining to the Non-Employee Director Compensation Plan for the registration of 500,000 shares of its Common Stock and to the incorporation by reference therein of our report dated January 17, 1996, with respect to the consolidated financial statements of Sovereign Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                   Ernst & Young LLP


Reading, Pennsylvania
May 28, 1996